Exhibit 21

SUBSIDIARIES OF MERIT MEDICAL SYSTEMS, INC.

Name	Jurisdiction of Incorporation/Organization
Subsidiary Name	Country
MCTec B.V.	Netherlands
MCTec Holding B.V.	Netherlands
Merit Holdings, Inc.	Utah
Merit Medical Austria GmbH	Austria
Merit Medical Belgium B.V.B.A.	Belgium
Merit Medical Denmark A/S	Denmark
Merit Medical France SAS	France
Merit Medical GmbH	Germany
Merit Medical Ireland, Limited	Ireland
Merit Medical Nederland B.V.	Netherlands
Merit Medical Services, L.P.	Utah
Merit Medical Systems AB	Sweden
Merit Medical UK Limited	United Kingdom
Merit Sensor Systems, Inc.	Utah
Merit Services, Inc.	Utah